Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of ClearPoint Business Resources, Inc. and Subsidiaries (the “Company”) of our report dated March 30, 2007 relating to the consolidated financial statements, which appears in the Company’s Current Report on Form 8-K filed on April 5, 2007.

/s/ Lazar Levine & Felix LLP

Lazar Levine & Felix LLP

Morristown, New Jersey

June 28, 2007